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                                                                   EXHIBIT 10.1

                    ELECTRONIC JOURNAL SOFT WARE DEVELOPMENT,
                        HOSTING AND MANAGEMENT AGREEMENT

      This AGREEMENT is made the 20 March day of 1998

      BETWEEN

      1. HealthGate Data Corp., a Delaware corporation ("HealthGate"), having an address at 380 Pleasant Street, Malden, Massachusetts, 02148, USA

      AND

      2. Blackwell Science Limited a company registered in England ("Blackwell"), whose registered office is Osney Mead, Oxford OX2 OEL, England, and Munksgaard A/S, a company registered in Denmark ("Munksgaard"), having an address at 35 Norre Sogade, Copenhagen DK-1016, Denmark (together, Blackwell and Munksgaard shall be referred to as "the Publishers")

      WHEREAS:

      A. Blackwell and Munksgaard, among other business activities, publish journals;

      B. HealthGate, among other business activities, creates, compiles and distributes health and biomedical information through the Internet;

      C. The Publishers desire to retain HealthGate to provide electronic journal management services, including development of an on-line web site for its journals, and other mutually agreed publications.

      D. HealthGate will provide the Services.

      E. HealthGate shall license to the Publishers the Proprietary Software and provide appropriate operational documentation if the Publishers decide to manage their own service from 28 February 2000.

      NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.    Definitions

      In this Agreement, the following words and expressions shall have the following meanings:


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"Acceptance" or "Accepted"      Means acceptance of any part or the whole of the
                                      System by the Publishers when the System has successfully passed the acceptance tests in accordance with Clause 9 below but for the avoidance of doubt does not refer to the continuing Services after the Site goes live

"Agreement"                     means this document and its Schedules and any
                                      documents expressly incorporated herein by reference and shall include any amendments subsequently agreed.

"Content"                       means up to 200 Journals and any other material
                                      related to the Journals which the
                                      Publishers include in printed or
                                      electronic form, or any part thereof

the "Development Timetable"     means the timetable upon which the Development
                                      Work is proposed to take place which is in the implementation plan

the "Development Work"          means the development work required to produce
                                      the System (but excluding the ongoing
                                      services after the Site goes live) based upon the Specification and technical documentation sufficient for the system to be developed and extended including but not limited to any deviations from the original specification agreed to be necessary during the development.

"Escrow Agreement"              means the agreement(s) between the Publishers,
                                      the escrow agent and HealthGate the terms of which are specified in the Fourth Schedule

the "Hardware"                  means the equipment and hardware referred to in
                                      Clause 8, as upgraded from time to time, and including extra hardware as a contingency.

"Journal"                       means a Journal which the Publishers intend to
                                      include on the Site

the "Licence"                   means the Licence granted in Clause 10

the "Proprietary Software"      means HealthGate's own software which has been
                                      or will be developed

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the "Services"                  the services to be performed by HealthGate to be
                                      set out in the Specification, to include but not limited to (i) any ongoing work in the design and development of the Site;
                                      (ii) mounting the Content on HealthGate's
                                      Hardware; (iii) hosting and making the
                                      Content and portions thereof accessible in an online interactive mode for searching, access, review, displaying in a web browser or on computer terminals, downloading, and printing on paper and;
                                      (iv) providing access to Publishers'
                                      subscribers and other third parties to the Site through telecommunications access via the Internet.

the "Site"                      means the world wide web site to be prepared for
                                      the Publishers comprising all pages
                                      including graphics, audio-visual effects, software and all the material in compliance with the Specification and all parts of the System used for the Site

the "Software"                  means the Proprietary Software and the Third
                                      Party Software including any source code and operator manuals relating thereto, to be developed or used and/or licensed by HealthGate in accordance with this Agreement

the "Specification"             means the detailed user scenarios and
                                      implementation plan prepared by HealthGate and approved by the Publishers and annexed in the First Schedule

the "System"                    means the system comprising the hardware,
                                      software, services and peripherals
                                      specified in the Specification and
                                      including the Software all as the same is to be supplied by HealthGate to suit the Publishers' requirements

"System Completion Date"        means 14 December 1998

"Third Party Software"          means all software to be included in the System
                                      owned by a third party, which shall be
                                      licensed for use and/or distribution by
                                      HealthGate as part of the System, and by the Publishers and/or third parties if the Services cease to be provided by HealthGate.

"Use Fees"                      are the fees as set out in clause 19.4

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2.    Appointment of HealthGate

      The Publishers hereby appoint HealthGate and HealthGate hereby accepts such appointment upon the terms and subject to the conditions of this
      Agreement:

      2.1.  to carry out the Development Work within the Development Timetable;

      2.2.  to provide the Services for the period in Clause 3; and

      2.3. to hand over the System as provided in Clauses 10, 18, 33 and the other provisions of this Agreement.

      The Publishers grant HealthGate an exclusive right to carry out the Services, with the exception that the Publishers shall honour current contracts with third parties and Publisher may publish and licence content themselves as long as it does not materially reduce HealthGate's revenue. For the purpose of determining HealthGate's revenue, Use Fees and Article Fees shall not be taken into account.

3.    Duration

      3.1. This Agreement shall commence on 1 January 1998. The initial term of the Services, unless terminated as set out herein, shall continue up to and including 28 February 2000 ("the Initial Term").

      3.2.  Right of Renewal

            The Publishers shall have the right to renew the term of the Services as provided in this Agreement.

4.    Development and Specification

      4.1. HealthGate shall carry out the Development Work in accordance with the Development Timetable and in accordance with the Specification by the System Completion Date.

      4.2. HealthGate hereby assign all present and future copyright in the Blackwell Specification to the Publishers.

      4.3. Publishers grant to HealthGate a perpetual, royalty-free licence to use the Specification.

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5.    Milestones and Deliverables

      5.1. If HealthGate fails to complete the System development by the System Completion Date, unless such failure results from the Publishers' default in performing its obligations under this Agreement or from an extension of time agreed in writing, the Publishers may in their discretion notify HealthGate accordingly, and if such failure is not remedied within 28 calendar days, HealthGate, recognising the loss caused to the Publishers, will on demand from the Publishers pay to the Publishers a sum calculated at the rate of 1% of the value of the contract in respect of every 28 days which elapse from the System Completion Date to the actual date of completion of the System. Such sums of money will be paid by HealthGate to the Publishers not as a penalty but as and for the ascertained and liquidated damages owing and payable by HealthGate to the Publishers by reason of such failure to meet the System Completion Date.

      5.2. If HealthGate fails to complete the System by the end of the tenth week after the System Completion Date then the Publishers (unless such failure demonstrably results from the Publishers' default in the performance of its obligations under this Agreement) will be entitled without prejudice to any other rights or remedies they may have under this Agreement or at law or in equity to terminate this Agreement immediately by written notice.

      5.3. If any delay in meeting the System Completion Date is in any way due to the Publishers' fault, HealthGate will nevertheless, if the Publishers so requests, continue with the work on the Project with a view to completing it as soon as reasonably possible in the circumstances, and the Development Timetable will be adjusted accordingly.

6.    Project Management

      6.1. HealthGate and the Publishers shall each designate the name, address, telephone number, fax number, and e-mail address of a Project Manager and a Deputy Project Manager. The Project Managers shall be responsible for arranging all meetings, visits, and consultations between the parties, and for the transmission and receipt of technical information between the parties. The parties' initial Project Manager and Deputy Project Manager is set forth on the Third Schedule hereto.

      6.2. If HealthGate has reason to believe that any estimate of any time is likely to be exceeded or that it is likely that the Development Timetable will not be complied with, HealthGate will immediately inform the Publishers' Project Manager by written notice.

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7.    Content

      The Publishers, at their cost and expense, shall make available the Content in loadable electronic format to HealthGate as specified in the Specification. HealthGate shall remotely load the Content into a staging area.

8.    Procurement of Hardware

      HealthGate shall maintain the Site on HealthGate's web server and/or other servers through the term of this Agreement insofar as it relates to the Services. HealthGate shall acquire and maintain all necessary equipment and hardware (collectively the "Hardware") for Site. The Hardware shall be capable of storing the Content, including future issues of the Journals within the Content. HealthGate shall replace and upgrade such Hardware to satisfy the requirements of the Specification. The Hardware for the Site shall include redundancy so that the Site may remain operational despite an equipment failure. The Hardware shall be located at HealthGate's computer facilities in Malden, Massachusetts. The Hardware may be relocated only with Publishers' written consent, which consent shall not be unreasonably withheld. HealthGate, at its cost and expense, shall maintain adequate access via telecommunications to the Site at service levels that shall be maintained at the same extent as HealthGate provides to its own users.

9.    Testing, Acceptance and Delivery

      9.1. Upon completion of the Development Work HealthGate and the Publishers shall run acceptance tests to assure compliance with the Specification. Load testing will be conducted at HealthGate. Such period of acceptance testing shall not exceed 2 weeks from date of delivery for testing.

      9.2.  Upon passing the acceptance tests, the System shall be deemed
            Accepted

      9.3. Upon Acceptance as provided in Clause 9.2 HealthGate shall deliver into escrow the source code, source listings and information for the Proprietary Software included in the System in accordance with the terms of the Escrow Agreement.

      9.4. In the event that the system fails to pass any of the prescribed acceptance tests or fails to satisfy the Publishers' requirements, the Publishers shall afford HealthGate the opportunity of rectifying, replacing and retesting the System. In the event that the System or any part thereof again fails to be accepted, such acceptance shall not be unreasonably withheld, or to satisfy the Publishers' requirements of which the Publishers shall be the sole judge, the Publishers shall (as time is of the essence of this Agreement) be entitled, in addition to any other rights it may have under this Agreement or in law, to have HealthGate remove the Content from the System (in whole or in part as the Publishers so

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            instructs) and HealthGate shall be liable to refund forthwith any moneys paid by the Publishers for such rejected System or part thereof. Notwithstanding the foregoing, upon acceptance of System launch, as noted in Clause 19.2.4, HealthGate shall be entitled to retain all monies paid by Publishers to this point.

            In such circumstances HealthGate shall be entitled to retain the first $250,000 paid by the Publishers to develop the Specification.

10.   Licence

      10.1. Proprietary Software

            HealthGate hereby grants to the Publishers a non-exclusive non-transferable licence to use the Proprietary Software for the purposes of this Agreement

            Save in relation to the Publishers' logos, trademarks, and content, HealthGate may use and/or licence the Proprietary Software for itself or for others without any compensation or liability to the Publishers.

            All Proprietary Software and Source Code remain the property of HealthGate. Publishers may not use either Proprietary Software or Source Code held in escrow to develop a product that competes with those services offered by HealthGate. HealthGate, in its sole discretion, retains the right to determine if Publishers are utilizing either the Proprietary Software or Source Code in violation of this Agreement.

      10.2. Option for Licence

            10.2.1. On termination of the provision of the Services by
                    HealthGate to the Publishers for whatever reason, HealthGate shall at the Publishers' option:

                          (i) grant to the Publishers a non-exclusive
                    non-transferable licence to use the Proprietary Software for the purposes of using, developing, enhancing and maintaining the Site and carrying out any or all of the activities previously carried out by HealthGate or on its behalf under this Agreement

                          (ii) exercise best endeavours to grant to the
                    Publishers a non-exclusive non-transferable licence to use the Third Party Software for the Site when and to the extent requested by the Publishers.

            10.2.2. The annual fee for the licence in Clause 10.2.1 for the
                    Software, to include the Proprietary Software and the Third Party Software, shall be $150,000 per annum, including standard upgrades and maintenance, provided that if HealthGate is not able to grant a licence of the Third Party Software, then the Publishers shall be at liberty to licence the Third Party Software from its owners and/or licensors direct, and/or to

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                    license alternative software, and shall deduct the fees for such licences from the $150,000 per annum for the Software.

            10.2.3. The Publishers shall have the right to terminate the licence referred to in Clause 10.2.1 by giving three months' notice in writing to HealthGate.

11.   Hosting

      HealthGate will host the Site in accordance with the Specification for the period for the Services in Clause 3.

12.   Service Levels

      12.1. HealthGate will provide the Services and shall meet the Service Levels including but not limited to:

            12.1.1. dealing promptly with queries or problems relating to the use or performance of the Software and correcting or procuring the correction of all material program errors;

            12.1.2. identifying the location of any fault on the System, ensuring the continuing satisfactory operation of the System, taking all appropriate actions to ensure that the System maintains its full functionality;

            12.1.3. providing or procuring minor enhancements to the Software including but not limited to updating data and formulae to ensure that any changes in tax or other statutory regulations or law are incorporated into the Software.

      12.2. The Service Levels will be subject to review at any time by agreement between the Project Managers and in any event will be formally reviewed every 12 months during the term of this Agreement.

      12.3. HealthGate will provide usage statistics relating to the Services as described in the specification on a monthly basis, or such other reasonable intervals as may be mutually agreed upon by the parties from time to time.

      12.4. HealthGate will perform the Services and meet the Specifications and Service Levels set forth and referred to in this Agreement. In all cases where HealthGate has not committed to a specific performance standard, HealthGate will use reasonable care in providing the Services.

13.   Permitted Users, Pricing and Subscription Information

      13.1. The Publishers shall have sole authority concerning determining access to the Site. Except for the fees payable to HealthGate described in Clause 14 hereof (document delivery), the Publishers shall retain the sole and exclusive right to determine the prices and fees payable and other terms and conditions applicable

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            to the Publishers' subscribers and other third party users for access to the Publishers' Content on the Site. The Site shall be designed to permit automated loading and maintenance of subscription data from the Publishers' fulfilment systems. The Specification details the procedures for loading such subscription information (including both bulk entry and single entry information) and timing for access to the Site for users included on such updated subscription data.

      13.2. The Publishers grant to HealthGate a royalty-free licence for the purpose of testing, demonstrating, and evaluating the Site.

      13.3. For the avoidance of doubt the Publishers shall have the right to permit third party intermediaries, (including but not limited to Ovid, OCLC, Swets, B H Blackwell, Munksgaard Direct and Dawson) to access the Site and to authorize access to users in terms within the Publishers' sole discretion. The Use Fees as set out in Schedule 2 shall apply.

14.   Document Delivery: Fees from Sales of Articles

      14.1. The Site will include functions to facilitate the sale of individual articles from the Journals and other items at the sole discretion of the Publishers to non-subscribers and other third party users.

      14.2. In relation to sales the Publishers make direct, the Publishers shall establish copyright and other fees for such sales ("Article Fees"). HealthGate shall collect the Article Fees established by Publishers plus a service fee to be determined by HealthGate but in any event the service fee may not exceed 30% of the Article Fee for the particular article, or $US 4, whichever is the higher. Within 60 days of the end of each calendar month, HealthGate shall forward to Publishers the net Article Fees actually collected (exclusive of HealthGate's service fee).

      14.3. The Publishers may also permit third party intermediaries to sell individual articles and other items, on terms to be agreed between the Publishers and such third party intermediaries. Neither the Publishers nor the third party intermediaries shall be required to pay a service fee or any other additional fee for this service, nor shall HealthGate be permitted to collect a service fee, its remuneration being as provided in Clause 19 and in Schedule 2 (Use
            Fees).

15.   Improvements

      HealthGate shall replace and upgrade the Software to satisfy the requirements of the Specification at no extra cost to the Publishers.

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16.   Links

      The Site shall support and include in-bound links, as may be mutually agreed upon, to the Publishers' Content (including citations and references within articles), from bibliographic databases, including HealthGate, PubMed, ISI's Web of Science, and other sites, and as required by the Publishers from time to time. HealthGate shall not be responsible for setting up links from sites which it does not host. The Site shall also support links with on-line content of other publishers, using Document Object Identifier (DOI) and other standards, which may be mutually agreed upon from time to time.

17.   Right of Renewal

      17.1 The Publishers shall have the right to renew the term of the Services by notice in writing to HealthGate to be given on or before 30 September 1999. If the Publishers exercise their right to renew, the term of the Services shall be extended by one further year, up to and including 28 February 2001. The Use Fees shall remain the same as in the Initial Period and the fee for the Services shall not exceed $7000 for additional journals, $2000 maintenance fee on existing journals and $2000 per Gigabyte.

      17.2 If the Publishers exercise their right of renewal under Clause 17.1, then the Publishers shall have a further right of renewal for each of the subsequent three years, provided that the right to renew shall be conditional upon the Publishers having exercised their right in the previous year, and giving notice on or before the 30 September before the renewal is to take effect.

18.   Assistance upon Termination

      On termination of the provision of the Services by HealthGate to the Publishers for any reason:

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      18.1. HealthGate will liaise with the Publishers, making available for such purposes such HealthGate liaison staff as the Publishers may reasonably require, and acting in all good faith, to ensure a mutually satisfactory license to the Publishers or, at the Publishers' option, to a replacement contractor. The period of liaison will commence as soon as notice has been given of termination of this Agreement, and will continue for a maximum period of 3 months after termination;

      18.2. HealthGate agrees that at the time of termination of this Agreement, it will render all assistance, provide all documentation and undertake all actions to the extent necessary to effect an orderly assumption of the Services by the Publishers or, at the Publishers' option, by a replacement contractor;

      18.3. If the Publishers so require, HealthGate will use its best endeavours to procure the transfer at the Publishers' expense, to the Publishers or to a third party nominated by the Publishers at the Publishers' sole discretion, of any Third Party Software licences HealthGate may have obtained in its own name in order to provide the Services and used for that purpose exclusively; and

      18.4. HealthGate will be obliged to satisfy the Publishers that it has erased the Publishers Content and all copies, and that it has no ability to reproduce the Publishers Content in any way.

            The rights of the Publishers in this Clause 18 are in addition to the rights in Clause 33.

19.   Cost and Payment, Change Control Formula

      19.1. The total price payable by the Publishers is set out in Clause 19.2 and the Use Fees in Clause 19.4, subject to the terms and conditions in this Agreement, this price being a fixed price.

      19.2. Subject to HealthGate performing its obligations hereunder, HealthGate shall invoice the Publishers for payment as follows:

            19.2.1.                                     On 30 January 1998
                                                        $100,000

            19.2.2.                                     On 06 February 1998
                                                        $150,000

            19.2.3.                                     On acceptance of
                                                        Specification,
                                                        $150,000 or 27
                                                        February 1998
                                                        whichever is later

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            19.2.4.                                     On acceptance of
                                                        System launch
                                                        $150,000

            19.2.5.                                     On system completion
                                                        date $150,000

            19.2.6.                                     On 1 January 1999
                                                        $175,000

            19.2.7.                                     On 1 April 1999
                                                        $175,000

            19.2.8.                                     On 1 July 1999
                                                        $175,000

            19.2.9.                                     On 1 September 1999
                                                        $175,000

      PROVIDED ALWAYS THAT if the Agreement is terminated in accordance with Clause 9.4 then the financial provisions of that Clause will apply in place of this Clause 19.

      19.3. Invoices are payable within 60 days of receipt, with the exception of payments due under Clause 19.2, which shall be payable on the due date or on acceptance of the work, which ever is the later.

      19.4. Use Fees
            The Publishers shall make payments to HealthGate based upon "Use" of the Content as set forth on the Second Schedule. For the purposes of this Agreement, "Use" shall mean a retrieval or download by a Publishers' subscriber of the full-text of an article. There shall not be any additional use fees or charges for users' browsing of table of contents or abstracts. Use Fees shall be billed by HealthGate monthly and all payments are due by cheque by the end of the following month after the date of the invoice.

      19.5. Interest

            Interest on late payment by either party shall be charged at 2% above base rate for the time being of Barclays Bank plc in England. This sub-Clause 19.5 shall survive termination under Clause 9.4.

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20.   Advertising

      20.1. The Site shall be designed to include space for advertising. All specifications concerning advertising space shall be mutually agreed upon from time to time and detailed in the Specification. The rate structure for advertising shall be mutually agreed upon.

      20.2. All advertising is subject to review and approval by the Publishers and the Publishers reserve the right to refuse any proposed advertisements. Revenues from advertisers utilizing the advertising space shall be allocated between HealthGate and the Publishers. Each party shall receive 30% of all advertising sales for advertising sales originated by the other party (provided, in the event that advertising is sold at rates less than fair market rates such 30% figure shall be equitably increased to reflect the fair market value of the advertising. Said fair market rates shall be determined by mutual agreement of both parties). No deduction shall be made for commissions payable to sales representatives or employees of any party.

      20.3. Within 60 days of the end of each calendar month, the parties shall report to each other concerning revenues collected on advertising sales and make appropriate payments to the other party for the previous month's collections based on the foregoing formula.

      20.4. In the event that any claim is made against either party in respect of any advertisement. The expenses of dealing with any claim shall be paid for in the same proportion as at Clause 20.2.

21.   Support and Enhancement

      HealthGate shall establish a telephone line for the purpose of providing support to users of the Site, which support shall be free of charge to such users. Such telephone line shall be answered pursuant to HealthGate's standard protocol and shall be operational 5:00 A.M. to 10:00 P.M., US Eastern Time, and be supported by voice mail at other times. Such telephone line shall be operated at all times by one HealthGate employee. HealthGate shall ensure that the employee is suitably qualified and experienced for the purpose. If the parties determine that more than one employee is necessary to handle all inquiries in a reasonably prompt, professional and efficient manner, Publishers at their cost and expense may request HealthGate to dedicate additional employees for such purpose.

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      The Site shall include an e-mail function directly to HealthGate. All
      e-mails received by HealthGate shall be answered within one business day. The Site shall include a Frequently Asked Questions (FAQ) area and detailed help screens as determined in the Specification. Both parties agree to work together, through their duly appointed Project Managers, to develop the FAQ area and the help screens.

22.   HealthGate Responsibilities

      22.1. HealthGate undertakes that in performing the Services it will use commercially reasonable endeavours to comply with the Service Levels including but not limited to System availability, specifications, standards, functions and performance requirements.

      22.2. HealthGate will provide all assistance that the Publishers may reasonably require in accordance with this Agreement for the purpose of evaluating Service Levels from time to time and resolving operational problems in connection with the Services. All such requests must come from either the Publishers Project Manager or Deputy Project Manager.

      22.3. HealthGate warrants that it owns or is authorised to use the Computer Equipment for the purposes of supplying the Services.

      22.4. Viruses

            Each Party shall use its best efforts to ensure that no viruses, worms or similar items ("Viruses") are introduced into any Software System used under this Agreement. If a Virus is found in any such Software System, HealthGate shall, promptly upon the discovery thereof, use its best efforts to eliminate such Virus and ameliorate the effect thereof. If such Virus causes a loss of operational efficiency or data, HealthGate shall mitigate and restore such loss as quickly as feasible.

      22.5. Disabling Code

            Save with the written consent of the Publishers, the Software and System shall not include, nor shall HealthGate introduce into any Software and/or the System, any code whose purpose is to disable or reduce the efficiency of all or any portion of the Services.

23.   Access to HealthGate

      23.1. During the Term of this Agreement, HealthGate shall accommodate one employee or representative of Publishers at HealthGate's office for the purpose of reviewing and understanding the operation of the Site. HealthGate and Publishers shall coordinate the schedule of such employee so that he or she

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            does not unduly interfere with HealthGate's operation of the Site or
            HealthGate's other operations. The Publishers anticipate that such employee will be at HealthGate's offices approximately 30 days per year.

      23.2. Audit Rights

            23.2.1. The Publishers and/or their respective independent auditors, at no expense to HealthGate, and upon twenty (20) Business Days' written notice to HealthGate, shall have the right to conduct an operational audit pertaining to the fees and the Services rendered pursuant to this Agreement, including but not limited to having HealthGate process through any system test data supplied by the Publishers and/or their respective auditors, operate audit software on any system or download Publishers' Content and/or usage statistics to a computer designated by the Publishers, and/or their respective auditors. The operational audit will verify that HealthGate is exercising reasonable data processing operational procedures in its performance of the Services and confirm that HealthGate is performing and observing its obligations hereunder.

            23.2.2. HealthGate shall make available for the Publishers and/or the Publishers' auditors inspection all records relating to the fees and to the Services provided pursuant to this Agreement.

      23.3. Regulatory Access (Eg HEFCE)

            HealthGate and the Publishers acknowledge and agree that the performance of the Services under this Agreement may be subject to regulation and examination by the Publishers' regulatory agencies and/or government and/or customer's contractors. The parties agree that the records maintained and produced under this Agreement shall at all times be available for examination and audit by governmental agencies and/or governmental and/or customer's contractors having rights in relation to and/or jurisdiction over the business of the Publishers. Each party to this Agreement shall notify the other party promptly of any formal request by an authorized agency or contractor to examine records regarding the Publishers that are maintained by HealthGate. Upon request, HealthGate shall provide any relevant assurances to such agencies and shall subject itself to any required examination or regulation. The Publishers shall reimburse HealthGate for reasonable costs actually incurred due to any such examination or regulation that is performed solely for the purpose of examining data processing services performed by HealthGate for the benefit of and at the request of the Publishers.

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24.   Security and Disaster Recovery

      24.1. HealthGate will ensure that all documents, data and Software are kept under secure conditions with back up arrangements satisfactory to the Publishers, to protect them effectively from unauthorised access and so that they can be recovered from any malfunction of the System.

      24.2. Should the Publishers' Content and/or data be lost or destroyed, HealthGate will be responsible for its prompt reconstruction as quickly as possible with high priority allocation of time and resources, having regard to the back-up frequency agreed with the Publishers in the Specification.

      24.3. HealthGate will not without the written consent of the Publishers disclose any of the Publishers' data or Publishers' Content to any third party.

      24.4. HealthGate will take all reasonable precautions to minimise the impact of any disaster relating to the Services.

      24.5. Security for Facilities

            HealthGate will perform all required security procedures at any place where Services are performed by HealthGate. All personnel of HealthGate will comply with the agreed security procedures with respect to access to any facility, data and data files.

      24.6. The Publishers and/or their auditors, at no expense to HealthGate, and upon twenty (20)Business Days' written notice to HealthGate, shall have the right to conduct a system backup and disaster recovery audit with regard to the Services provided pursuant to this Agreement. The system disaster and recovery audit will verify that HealthGate is exercising reasonable procedures in the performance of its system backup and disaster recovery obligations hereunder. HealthGate shall allow the Publishers and/or their auditors access to any site used by HealthGate as a backup facility, if HealthGate can secure the rights for the Publishers and/or their auditors to enter the backup facility.

      24.7. Disaster Recovery

            HealthGate shall maintain and continue to maintain throughout the term of this Agreement, an off-site disaster recovery capability. HealthGate shall present to the Publishers a disaster recovery plan prior to the System Completion Date. HealthGate shall monitor each such disaster recovery plan and keep it current.

      24.8. HealthGate shall use its best efforts to recover from a disaster and to continue providing Services to the Publishers within a commercially reasonable period. An executive summary of each such disaster recovery plan, which may change from time to time, shall be provided to the Publishers at no charge. HealthGate shall test each disaster recovery plan annually and shall provide the Publishers with a summary of its test results.

25.   Third Party Software

      25.1. HealthGate warrants that any Third Party Software is validly licensed for running by HealthGate at the Site and for all the uses permitted under this Agreement in fulfillment of the services for the term of the Agreement and that it is authorised to grant the rights to the Third Party Software licensed under this Agreement for use on the Site.

      25.2. HealthGate will fully indemnify the Publishers in respect of all damages, costs and expenses incurred by the Publishers resulting from any act or default of HealthGate in respect of the Third Party Software.

26.   Intellectual Property Rights

      26.1. The copyright and any and all other intellectual property in any report, financial specification documentation and information, and usage statistics on whatever media, prepared or to be created by HealthGate pursuant to this Agreement shall be the property of the Publishers notwithstanding termination hereof unless otherwise expressly agreed in writing by the Publishers. HealthGate hereby assigns all right, title and interest in and to the same to the Publishers.

      26.2. Publishers' Content and Data

            The parties hereto acknowledge and agree that the Publishers and/or their licensors own and will continue to own all right, title and interest in and to Publishers' Journals and other data, including but not limited to usage statistics for the Services ("Publishers' Data"). Upon the termination of this Agreement for any reason or, with respect to any Publishers' Data, on such earlier date as the Publishers shall determine that any of the same will no longer be required by HealthGate in order to render Services to the Publishers, Publishers' Data will be either erased from the data files maintained by HealthGate. or if the Publishers so elect, returned to the Publishers by HealthGate. The Publishers' Data may not be utilized by HealthGate for any purpose except to provide Services to the Publishers, nor may Publishers' Data or any part thereof be disclosed, sold, assigned, leased or otherwise disposed of to third parties by HealthGate or commercially exploited by or on behalf of HealthGate, or any of its employees or agents.

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27.   Warranty

      HealthGate's warranty

      27.1. HealthGate warrants to the Publishers that the Software on delivery to the Publishers will conform substantially with the Specification.

      27.2. HealthGate undertakes to correct by patch or new release (at its option) that part of the Software which does not so comply PROVIDED THAT such noncompliance has not been caused by any modification, variation or addition to the Software not performed by HealthGate

      27.3. Millennium Compliance

            HealthGate warrants that (a) the occurrence in or use by the System of dates on or after January 1, 2000 ("Millennial Dates") will not adversely affect its performance at any level with respect to date-dependent data, computation, output or other functions; and (b) the System will create, store, receive, process and output information related to or including Millennial Dates without error or omissions.

      Publisher's warranty

      27.4. Each Publisher hereby represents and warrants that: (i) it has, and will have throughout the term of this Agreement, all right, title and interest in and to the Content, except for items that are in the public domain or that are obtained under valid licenses, (ii) the Publishers Content do not and will not infringe any tradename, trademark or copyright, and (iii) there are not material suits, claims or proceedings currently pending or threatened against any Publisher based upon the Content and that Publishers will promptly advise HealthGate of the pendency or threat of any such suits, claims or proceedings relating to the Content or the Site arising during the term of this Agreement.

      27.5. HealthGate shall be solely responsible for the compliance by its personnel with all laws and regulations of any pertinent countries relating to data protection and privacy and/or transborder data flow.

28.   Indemnities and Liability, Limitation of Liability

      28.1. Indemnities and Liability

            (a) Cross Indemnity - HealthGate and the Publishers each agree to indemnify, defend and hold harmless the other from any and all claims, actions, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of or relating to the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor, or arising out of or relating to loss of or damage to tangible real or tangible personal property, to the extent that such claim, action, liability, loss, damage, cost or expense was proximately caused by the indemnifying party's tortious act or omission, or by those of its agents or employees.

            (b) Patent Indemnity - HealthGate and the Publishers each agree to indemnify, defend and hold harmless the other from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of any claims of infringement of any patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of any applicable jurisdiction alleged to have occurred because of the system including but not limited to hardware, software, and data provided by the indemnitor under this Agreement.

            (c) Indemnification Procedures - With respect to third-party claims subject to the indemnities set forth in this Clause 28, the indemnitee shall notify the indemnitor promptly of any matters in respect of which the foregoing indemnity may apply and of which the indemnitee has knowledge and shall give the indemnitor full opportunity to control the response thereto and the defense thereof; including, without limitation, any agreement relating to the settlement thereof; provided that the indemnitee shall have the right to approve any settlement or any decision not to defend. The indemnitee's failure to promptly give notice shall affect the indemnitor's obligation to indemnify the indemnitee only to the extent that the indemnitor's rights are materially prejudiced thereby. The indemnitee may participate, at its own expense, in any defense and any settlement directly or through counsel of its choice. If the indemnitor elects not to defend, the indemnitee shall have the right to defend or settle the claim as it may deem appropriate, at the cost and expense of the indemnitor, which shall promptly reimburse the indemnitee for all such costs, expenses and settlements amounts.

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      28.2. Limitations of Liability--Except in respect of personal injury or death caused by the negligence of either party (for which by law no limit applies), in the event either party shall be liable to the other party on account of the performance or nonperformance of its respective obligations under this Agreement, whether arising by negligence, wilful misconduct or otherwise, the amount recoverable by the other party for all events, acts or omissions shall not exceed, in the aggregate, an amount equal to payments made under this Agreement.

29.   Source Code and Escrow

      29.1. HealthGate and the Publishers shall enter and maintain in force the Escrow Agreement for such period as the Publishers require.

      29.2. Whenever a new version of the Proprietary Software is used for the Site, HealthGate will promptly deposit a new version of the source code and the operational documentation for that version under the same Escrow Agreement, and notify the Publishers in writing that the deposit has been made.

      29.3. If no new version has been deposited in any 6 month period, HealthGate will deposit a replacement copy of the then current version of the source code of the Proprietary Software under the Escrow Agreement and will notify the Publishers in writing.

30.   Confidential Information

      Neither party shall, other than with the prior written consent of the other party, during or after the termination, determination or expiry of this Agreement disclose directly or indirectly to any person, firm, company or third party and shall only use for the purposes of this Agreement, any information relating to the Agreement, the other party, its business, trade secrets, customers, suppliers or any other information of whatever nature which the party whose information it is or its licensees or nominee may deem to be confidential and which the other party has or shall hereafter become possessed of. For the avoidance of doubt the usage statistics relating to the Site shall be the Publishers' confidential information.

      The foregoing provisions shall not prevent the disclosure or use by either party of any information which is or hereafter, through no fault of the other party, become public knowledge or to the extent permitted by law. Nor shall they prevent the use by the Publishers of information for the purposes of handing over or considering handing over the System to themselves or to another contractor, PROVIDED THAT if the information is disclosed to a third party the Publishers shall first enter a confidentiality agreement with the third party in similar terms to this Clause.

31.   Data Protection

      The parties agree to ensure that they will at all times comply with the provisions and obligations imposed by the Data Protection Act 1984, the EU Data Protection Directive 95/46 and any implementing legislation in the United Kingdom. Both parties agree to indemnify each other in respect of any unauthorised disclosure of data by them.

32.   Termination, Change of Control of HealthGate

      32.1. Notwithstanding any provisions herein contained this Agreement may be terminated forthwith by either party by notice in writing from the party not at fault if any of the following events shall occur, namely:

                  (i) if the other party shall commit any act of bankruptcy, shall have a receiving order made against it, shall make or negotiate for any composition or arrangement with or assignment for the benefit of its creditors or if the other party, being a body corporate, shall present a petition or have a petition presented by a creditor for its winding up or shall enter into any liquidation (other than for the purposes of reconstruction or amalgamation), shall call any meeting of its creditors, shall have a receiver of all or any of its undertakings or assets appointed, shall be deemed by virtue of the relevant statutory provisions under the applicable law to be unable to pay its debts, or shall cease to carry on business;

                  (ii) if the other party shall at any time be in default under this Agreement and shall fail to remedy such default within 30 days from receipt of notice in writing from the first party specifying such default.

                  If any such event referred to in this sub-clause shall occur, termination shall become effective forthwith or on the date set forth in such notice.

         32.2. Either party may by notice in writing to the other party terminate this Agreement, if any of the following events shall occur, namely:

                  32.2.1. if either party is in breach of any term, condition or provision of this Agreement or required by law and fails to remedy such breach (if capable of remedy) within 14 days of receipt of notice from the other party specifying such breach;

                  32.2.2. Change in control

                          If there is a change in Control of the first party, the second party may, entirely at their own option and without thereby becoming liable for any costs or losses which the first party or its holding company or any company in which it may hold shares may suffer as a result terminate the Agreement by notice in writing to first party.

                          For the purpose of this clause, a person shall have "Control" of a company if he holds, directly or indirectly, shares which together with shares held by any persons acting in concert with him carry 50% or more of the voting rights of that company and "Change in Control" shall be interpreted accordingly. Words and phrases defined in the City Code on Take-overs and Mergers shall have the same meaning here.

      32.3. Termination, howsoever or whenever occasioned shall be subject to any rights and remedies either party may have under this Agreement or in Law.

      32.4. the following Clauses shall survive termination for whatever cause of this Agreement: Clauses 4.2, 5, 10.2, 20.4, 23.2, 25-28, 30-34
            inclusive.

33.   Rights Upon Termination

      Upon termination of this Agreement and for a period of six (6) months thereafter, the Publishers will have the following rights and obligations:

      33.1. Commencing upon any notice of termination by the Publishers, HealthGate will comply with the Publishers' reasonable directions, and will provide to the Publishers any and all termination assistance reasonably requested by the Publishers to allow the Services to continue and to facilitate the orderly transfer of responsibility for the Services to the Publishers or a successor provider of Services designated by the Publishers. The termination assistance to be provided to the Publishers by HealthGate may include the following:

            33.1.1. Continuing to perform, for a reasonable period (as determined by the Publishers) of up to six (6) months following the termination date, any or all of the Services then being performed by HealthGate.

            33.1.2. Developing, together with the Publishers, a plan for the orderly transition of Services ("Transition Plan") then being performed by HealthGate from HealthGate to the Publishers or such successor provider of Services.

            33.1.3. Providing reasonable training for personnel of the
                    Publishers in the performance of the Services then being transitioned to the Publishers or such successor provider of Services.

      33.2. If HealthGate is then using any Equipment leased or owned by the Publishers to provide services to any third party, HealthGate may continue to use that Equipment for that purpose until such time as HealthGate can reasonably transition to other equipment.

      33.3. Upon receipt of written notice from the Publishers that HealthGate is in default under this Agreement by failing to comply with the requirements of this Clause 33, or that HealthGate is in default under any provision regarding rights upon termination of this Agreement, HealthGate shall have ten (10) business days in which to cure such default. HealthGate acknowledges that, in the event HealthGate fails to cure such default within the specified time period, the Publishers would suffer irreparable harm, and HealthGate, hereby agrees that the Publishers would in such event be entitled to obtain from a court of competent jurisdiction an order of specific performance, in addition to such other rights and remedies to which it may be entitled at law or in equity under this Agreement.

      33.4. Upon the termination of this Agreement or HealthGate's engagement whichever shall be the earlier, HealthGate or its personal representative as the case may be, shall immediately deliver up to the Publishers all correspondence, reports, documents, specifications, papers, information (on whatever media) and property belonging to the Publishers which may be in his possession or under his control together with all confidential information or copyright works belonging to the Publishers specified in Clauses 27 and 31 above.

34.   General

      34.1. Waiver

            Failure or neglect by either party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of that party's rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice that party's rights to take subsequent action.

      34.2. Entire Agreement

            This Agreement constitutes the entire agreement between the parties. Each party confirms that it has not relied upon any representation not recorded in this document or in its Schedules inducing it to enter this Agreement. No variation of these terms and conditions will be valid unless confirmed in writing by authorized signatories of both parties.

      34.3. Assignment

            HealthGate shall not transfer or assign the whole or any part of this Agreement without the prior written consent of the Publishers.

      34.4. Headings

            he headings of the terms and conditions herein contained are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of any of the terms and conditions of this Agreement.

      34.5. Severability

            In the event that any of these terms, conditions or provisions shall be determined by any competent authority to be invalid, unlawful or unenforceable to any extent, such term, condition or provision shall to that extent be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.

      34.6. Notices

            Any notice to be given by either party to the other may be sent by registered post or airmail to the address to the other party as appearing herein and if so sent shall be deemed to be served 4 days following the date of posting, or may be sent by courier and if so shall be deemed to be received when actually received.

      34.7. Injunctive Relief

            All claims within the scope of this Agreement that any party may have against the other for monetary damages must, subject to Clause 29 (Source Code and Escrow), be pursued through the procedures established in this Agreement. However, nothing in this Clause 34.7 will prevent any party from immediately seeking injunctive or other equitable relief from any court having competent jurisdiction.

      34.8. Law

            The parties hereby agree that this Agreement shall be construed in accordance with English law. Any and all disputes between the parties arising under or in connection with this Agreement which cannot be resolved amicably by the parties, shall be resolved in the courts located in London, England, except with respect to any action brought by the Publishers against HealthGate, in which case jurisdiction and venue shall be in Boston Massachusetts.

Signing Provisions

SIGNED for and on behalf of the Publishers
by:


/s/ Jonathan Conibear                                  /s/ Joachim Malling

in the presence of:


/s/ [ILLEGIBLE]                                        /s/ [ILLEGIBLE]

Date: 20.3.98                                          30.4.98


SIGNED for and on behalf of HealthGate
by:


By: /s/ William S. Reece
    -----------------------------------
        William S. Reece


in the presence of:


/s/ Maria Pace


Date:

4.7.98

Schedules

1     Specification
2     Use Fees
3     Project Managers
4     Escrow